Consent of Independent Auditors


The Board of Directors
Cornerstone Internet Solutions Company:


We consent to incorporation by reference in the registration statement (No. 333-06780) on Form S-3 and registration statements (No. 33-04038 and No. 33-97208) on Form S-8 of Cornerstone Internet Solutions Company of our report dated August 26, 1999, relating to the consolidated balance sheets of Cornerstone Internet Solutions Company and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the May 31, 1999 annual report on Form 10-KSB of Cornerstone Internet Solutions Company.

Our report dated August 26, 1999, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




                                                                        KPMG LLP


Melville, New York
August 30, 1999